SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                        Act of 1934 or Suspension of Duty
                         to File Reports Under Sections
                         13 and 15(d) of the Securities
                            and Exchange Act of 1934

                         Commission File Number 0-22970

                                   TREEV, Inc.
                                   -----------
             (Exact name of registrant as specified in its charter)

        13900 Lincoln Park Drive, Herndon, Virginia 20171 (703) 478-2260
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    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

             TREEV, Inc. - Common Stock, par value $.0001 per share
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
(Title of all other classes of securities for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                [X]         Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(1)(ii)               [ ]         Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(i)                [ ]         Rule 12h-3(b)(2)(ii)          [ ]
Rule 12g-4(a)(2)(ii)               [ ]         Rule 15d-6                    [ ]
Rule 12h-3(b)(1)(i)                [X]

Approximate number of holders of record as of the certification or notice date:  1

                  Pursuant to the requirements of the Securities Exchange Act of 1934, TREEV, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: January 23, 2001                   By  /S/ Brian H. Hajost
                                              Name:  Brian H. Hajost
                                              Title:  Executive Vice President